Exhibit 99.2

AMENDMENT NO. 1 TO THE

ART’S-WAY MANUFACTURING CO., INC.

2020 EQUITY INCENTIVE PLAN

WHEREAS, Art’s-Way Manufacturing Co., Inc., a Delaware corporation (the “Company”), maintains the 2020 Equity Incentive Plan (the “Plan”); and

WHEREAS, pursuant and subject to Section 18(a) of the Plan, the board of directors of the Company (the “Board”) is authorized to amend the Plan, subject to the approval of the Company’s stockholders; and

WHEREAS, the Board deems it to be in the best interests of the Company to amend, and to submit for stockholder approval at the next annual meeting of stockholders of the Company, the amendment of the Plan as set forth below.

NOW, THEREFORE, in accordance with the provisions of Section 18(a) of the Plan and conditioned upon the receipt of stockholder approval as described therein, the Plan is hereby amended in the following respects:

1. Section 6(a) of the Plan is deleted in its entirety and the following substituted in lieu thereof:

“(a) Number of Shares Reserved. The stock to be awarded or optioned under the Plan (the “Share Authorization”) consists of authorized but unissued or reacquired shares of Common Stock. Subject to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock reserved and available for Awards under the Plan is reserved and available for Awards under the Plan is 1,000,000 shares, plus (i) any shares of Common Stock that, as of the Effective Date, are authorized for issuance under the Prior Plans but have not been issued and are not subject to outstanding options, and (ii) any shares of Common Stock subject to Prior Plan Awards that, after the Effective Date, are cancelled, terminate unearned, expire, are forfeited or lapse for any reason. The maximum aggregate number of shares of Common Stock that may be issued through Incentive Stock Options is 1,000,000 shares.”

2.  Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that the foregoing Amendment of the Art’s-Way Manufacturing Co., Inc. 2020 Equity Incentive Plan was adopted by the Board on February 13, 2026, and approved by the Company’s stockholders on April 21, 2026.

[Signature on Following Page]

ART’S-WAY MANUFACTURING CO., INC.

By:	/s/ Marc H. McConnell
Marc H. McConnell
Chairman, President and CEO

[Signature Page to Amendment to the Art’s-Way Manufacturing Co., Inc. 2020 Equity Incentive Plan]